UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  February 16, 2007
GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95742

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
GenCorp Inc. (the “Company”) and Steel Partners II L.P. (“Steel Partners”), an 8% stockholder of the Company, are parties to a shareholder agreement dated February 15, 2005 (the “Original Agreement”), pursuant to which, among other things, a representative of Steel Partners was permitted to attend all of the Company’s Board of Directors’ meetings as a non-voting observer.
On February 16, 2007, the Company and Steel Partners entered into an Amended and Restated Shareholder Agreement (the “Amended and Restated Agreement”), which amends and restates in its entirety the Original Agreement to, among other things, extend Steel Partners’ board observer status until February 16, 2008 (the “Holding Period”).
The Amended and Restated Agreement also provides that Steel Partners is required to vote in favor of the election of the slate of nominees for election to the Company’s Board of Directors selected by a majority of the Directors of the Company at any meeting of shareholders held during the Holding Period, including the 2007 annual meeting of shareholders, in which Directors of the Company are to be elected.
The Amended and Restated Agreement deleted certain restrictions contained in the Original Agreement regarding Steel Partners’ ability (i) to acquire more than 19.9% of the Company’s stock, and (ii) to dispose of any portions of its holdings of the Company’s stock except as permitted by the Original Agreement.
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Shareholder Agreement dated as of February 16, 2007, by and between GenCorp Inc. and Steel Partners II L.P.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney
Title:	Senior Vice President, Law; General Counsel and Secretary
Dated: February 21, 2007

EXHIBITS

Exhibit No.	Description
10.1	Amended and Restated Shareholder Agreement dated as of February 16, 2007, by and between GenCorp Inc. and Steel Partners II L.P.